NEW YORK, Aug. 12, 2004 (PRIMEZONE) -- Bioaccelerate, Inc. , a pharmaceutical development organisation has today announced that one of its portfolio companies, Enhance Biotech Inc (Pink Sheets:EBOI), a developer of a portfolio of products focused on lifestyle drugs, has signed a definitive merger agreement with Ardent Pharmaceuticals Inc., the world's leader in discovering and developing delta receptor compounds. Ardent Pharmaceuticals, based in North Carolina's Research Triangle, is a privately held biotechnology company with an extensive research and development pipeline that includes a number of pre-clinical and clinical candidates in the areas of moderate to severe pain, urinary incontinence, premature ejaculation, depression and cardio protection.

Under the terms of the agreement, Enhance shareholders will retain fifty-five percent of the stock in the merged entity, which will continue under the name of Enhance Biotech. Ardent shareholders will acquire forty five percent of the stock. Chris Every, Enhance Biotech's CEO, will continue as the CEO of the combined entity. Phillip Wise, Ardent Pharmaceuticals' Chief Financial Officer and VP Business Development, will assume of the role of CFO. Ken Chang, current Chairman and founder of Ardent will assume the post of Chief Science Officer and President Asia Pacific Operations. A new board of directors will be formed including members from the existing boards of the two companies plus a number of newly elected independent members. The Company's operational headquarters will be located in North Carolina with corporate offices in New York and London.